February 27, 2007	Contact:
Kathleen Makrakis-VP. Investor Relations kathleen.makrakis@alpharma.com 201.228.5085
Alpharma Reports Fourth Quarter 2006 EPS from Continuing Operations of $0.34
Full Year 2006 Revenue Growth of $100 Million, or 18%
Fort Lee, NJ...February 27, 2007...Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, announced fourth quarter 2006 diluted earnings per share (“EPS”) from continuing operations of $0.34. Fourth quarter 2006 results include a pre-tax net curtailment gain of $7.5 million, or $0.09 EPS related to certain defined benefit pension plans. Fourth quarter 2005 EPS from continuing operation of $1.16 was favorably impacted by certain tax adjustments, including the reversal of a tax valuation allowance, partially offset by tax expense associated with the repatriation of earnings. EPS in the fourth quarter of 2006, including discontinued operations, was $0.29.
Full year EPS from continuing operations was $1.11. When adjusted for $19.4 million ($0.23 EPS) in first quarter charges related to the prepayment of debt, and the $7.5 million ($0.09 EPS) pension curtailment gain, EPS from continuing operations for the year ended December 31, 2006 was $1.25.
“In 2006, in addition to delivering a financial performance in line with our outlook, the company met or exceeded the critical operational milestones we established to drive innovation across all three businesses”, commented Dean Mitchell, Alpharma’s President, and Chief Executive Officer. “Our Pharmaceuticals business completed a successful Phase II clinical program on its abuse-deterrent extended release opioid product, and we have commenced Phase III of this program. We also have developed and shared with the FDA compelling data that demonstrates alcohol consumption does not impact the performance of our KADIAN® product. Both the API and the Animal Health businesses met their new product targets, and made significant progress in establishing alliances in low cost geographies that will strengthen our future cost structure.”
“The company also took other significant actions to support the creation of a growing high value specialty pharmaceutical business over the next several years”, Mr. Mitchell continued. “The Class B share repurchase eliminated the controlling shareholder and expanded the company’s options for future investments, and the elimination of the dividend will free up funds for growth initiatives. The company enters 2007 with a solid financial position; no debt, over $100 million in cash, and a proven track record of generating strong cash earnings. Finally, with the addition of several high caliber executives, we have begun the process of shaping a robust organization vital to executing our plans for significant growth and innovation over the next several years.”
Fourth quarter 2006 revenues grew 9% versus 2005 to $170.3 million, driven by gains in each of the company’s businesses. Research and development (“R&D”) spending increased $9.6 million, primarily due to the development of the Pharmaceuticals business (formerly “Branded Pharmaceuticals”) abuse-deterrent new product pipeline. Operating income in the fourth quarter decreased to $23.1 million from $31.9 million in the fourth quarter of 2005, due to increased research and development spending in Pharmaceuticals and reduced margins in the company’s Active Pharmaceutical Ingredients (“API”) business, partially offset by the pension curtailment gain. Fourth quarter 2006 results include net interest income of $5.2 million, compared to interest expense of $10.7 million in 2005.
Full year 2006 revenue was $653.8 million, an increase of $100 million, or 18% versus 2005, reflecting strong revenue gains in all three businesses. Research and development spending increased $17.5 million to $44.4 million, primarily due to the development of the Pharmaceuticals abuse-deterrent new product pipeline, and represented 6.8% of sales in 2006, versus 4.9% in 2005. Operating income increased 1% in 2006, reflecting gains in the Animal Health (“AHD”) and Pharmaceuticals businesses and the pension curtailment gain, which were largely offset by increased research and development spending, higher selling, general and administrative expenses related to increased infrastructure to support growth initiatives and senior management retention and transition, and reduced API margins. Full year 2006 results include net interest income of $16.5 million compared to interest expense of $47.8 million in 2005.
On December 28, 2006, the company completed the repurchase of 100% of its Class B shares, which represented 22% of the shares outstanding, from A.L. Industrier ASA (“ALI”) at a cost of $25.50 per share. Through its ownership of the Class B shares, ALI had voting power that provided it with effective control of the company. Control of the company now resides with the holders of the Class A shares. Including related fees, the cost of the

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repurchase was $307 million. The company also announced in December 2006 that it was discontinuing its quarterly dividend.
Excluding the pension curtailment gain, the company generated $136 million of earnings before interest, taxes, depreciation and amortization (EBITDA) from its continuing operations in 2006. Excluding 2006 tax settlements and payments related to discontinued operations, the company generated $54 million of free cash flow in 2006, and at December 31, 2006, the company’s cash balance was $113 million. Free cash flow is based on operating cash flow less capital expenditures, purchased intangibles and dividend payments. The company uses both EBITDA and free cash flow as measures of liquidity to invest in growth initiatives.
Business Reviews
Pharmaceuticals (formerly “Branded Pharmaceuticals”): Revenues of the company’s branded product, KADIAN®, increased 5% to $34.5 million in the fourth quarter of 2006, compared to $32.8 million in 2005. Wholesaler inventory levels declined to approximately 1.5 months at December 31, 2006, compared to approximately 2 months at the end of the third quarter of 2006 and 3 months at December 31, 2005. The company currently has distribution service agreements with its three largest wholesalers.
Fourth quarter 2006 KADIAN® prescriptions(1) grew 4% versus the fourth quarter of 2005. On a sequential basis, KADIAN® prescriptions grew 1% versus the third quarter of 2006. KADIAN® market share in the long-acting opioid market remained stable in 2006 compared to the fourth quarter of 2005, despite the impact in 2006 of Medicare Part D and the market penetration of generic products.
Pharmaceuticals research and development spending increased $9.7 million in the fourth quarter of 2006 compared to 2005, principally related to investments in the abuse-deterrent opioid product development programs. Operating income was $1.0 million (2.9% operating margin) in the fourth quarter of 2006 compared to $12.2 million (37.2% operating margin) in last year’s fourth quarter, reflecting the increased R&D investment as well as increased selling, general and administrative expenses to support growth initiatives. Spending in 2006 related to abuse-deterrent opioid product development programs was approximately $17 million.

(1)	Source: Monthly Wolters Kluwer Health data

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On September 29, 2006, Pharmaceuticals reported positive results from a Phase II multi-dose clinical efficacy and pharmacokinetic trial for its abuse-deterrent, extended-release morphine. The goal of this study was to demonstrate that the company’s proprietary abuse-deterrent technology for long-acting morphine does not impact the safety or efficacy of the product. This goal was achieved, establishing a framework for an abuse-deterrent platform and multiple product opportunities. Pharmaceuticals has commenced Phase III activities on this new product, began patient enrollment in the fourth quarter of 2006, and is targeting an NDA filing in the first half of 2008. These clinical activities have been designed within the framework of a Special Protocol Assessment that has been reviewed by the FDA.
Pharmaceuticals has also initiated clinical work to apply its abuse-deterrent platform to oxycodone, a molecule that in the fourth quarter of 2006 represented over 40%(1) of the extended release opioid market prescriptions in its combined generic and branded product forms. The company recently completed a Phase II study on its abuse deterrent oxycodone product which has identified the appropriate level of naltrexone needed to adequately abate the euphoric effect of oxycodone.
Pharmaceuticals’ other growth initiatives include the expansion of the KADIAN® product offering with additional line extensions. In October 2006, the company received FDA approval for a KADIAN® 80 mg dosage strength, and launched this line extension in the fourth quarter of 2006.
The company has conducted in vivo studies to evaluate the interaction of alcohol consumption with KADIAN®. The results indicate that the concomitant use of the tested level of alcohol with KADIAN® has no significant impact on mean morphine blood levels. The company has provided this data to the FDA and any future labeling implications will be determined following the completion of this review. KADIAN® product labeling, pending completion of this FDA review, includes the standard Schedule II extended release opioid box warning, excluding any precautionary language related to the accelerated release of opioids that can occur as a result of the consumption of alcohol. The company believes that this new data has the potential to differentiate KADIAN® from competing pain products.

(1)	Source: Monthly Wolters Kluwer Health data

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For the full year 2006, Pharmaceuticals revenues increased $37 million to $138 million or 36% over prior year levels. 2006 results were impacted by the company’s reduction of wholesaler inventory inventory from 3 months at the beginning of the year to 1.5 months at the end of 2006. Research and development spending increased $18.4 million, and operating income increased by $4.7 million, or 20% over 2005 levels.
API: API fourth quarter revenues increased to $41.0 million in 2006, compared to $34.6 million in 2005. Approximately $4 million of the revenue increase was attributable to low margin sales of products that in 2005 were reported as sales of the company’s generics business. Excluding these sales, 2006 revenues increased 7% over 2005 levels, reflecting higher volumes.
Operating income in the fourth quarter of 2006 amounted to $13.8 million, including a $7.8 million curtailment gain related to terminating a Norwegian defined benefit pension plan. Excluding the pension gain and the low margin sales previously reported by the divested generics business, margins in the fourth quarter of 2006 were 16.2%, compared to 31.8% in last year’s fourth quarter. Fourth quarter results were negatively impacted by approximately $3 million of charges related to new product development, the company’s expansion in China, certain write-downs of assets and inventories, and severance charges associated with workforce reductions. In addition, lower pricing on certain products and unfavorable product mix contributed to the decline in operating margins.
In the fourth quarter, API commenced production of mupirocin acid, achieving its target of three new products in 2006. Volumes of these new products are expected to be modest initially and will be targeted to non-regulated markets until the company completes the regulatory approval process for major markets.
On June 8, 2006, the company announced that it had reached an agreement with a Chinese supplier, Hisun Pharmaceutical Co., Ltd. Subject to regulatory approvals, this will enable the company to double the manufacturing capacity of vancomycin over the next three years. The company is preparing this site for regulatory approval, which it expects to obtain in late 2007.
One of this business’s key expansion initiatives is forward integration into the injectable finished product form of several of its APIs. The required capacity expansion continues as planned, with completion targeted for the first half of 2008.

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On a full year basis, API revenues increased to $168.7 million in 2006 compared to $138.4 million in 2005. Approximately $17 million of the revenue increase was attributable to low margin sales of products that in 2005 were reported as sales of the company’s divested generics business. Excluding these sales, 2006 revenues increased 10% over 2005 levels primarily due to increased sales of vancomycin, which in 2006, for the first time, was API’s largest product in terms of sales. Excluding the pension curtailment gain recorded in the fourth quarter of 2006 and low margin sales of products previously reported as sales of the company’s divested generics business, API operating margins on a full year basis were approximately 28.5%, versus 37.9% in 2005. The decline in operating margins reflects lower pricing on certain products, changes in product mix, and increased costs associated with new product development, geographic expansion, and certain asset write-downs.
AHD
Fourth quarter revenues increased 4% to $94.7 million, compared to $91.2 million in 2005. Revenue growth was primarily driven by strong poultry sales in the U.S., and growth in the Latin American and Asian markets. Operating income in the fourth quarter of 2006 was $20.3 million versus $21.1 million a year ago, and margins were 21.4% in the fourth quarter of 2006, versus 23.1% in the fourth quarter of 2005. Operating income and margins declined slightly in the quarter, principally due to increased selling, general and administrative expenses to support AHD’s growth initiatives. Over the last two years, AHD quarterly operating margins have remained consistently at approximately 20% levels.
AHD targeted and successfully launched five new products in 2006. AHD also targeted 15 approvals in 2006 to enable it to sell existing products in new regions to support its program of geographic expansion, and exceeded this target, with 22 approvals. In addition, in 2006, AHD received five approvals for new indications and product combinations for existing products, versus a full year target of three.
For the full year 2006, AHD revenues increased $22 million or 7% over prior year levels, and operating income increased by $5.2 million, or 8% over 2005 levels, reflecting growth in U.S livestock and international markets. Full year operating margins were 20.6% compared to 20.4% in 2005.

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Fourth Quarter Comparison of Other Consolidated Income Statement Items Related to Continuing Operations
Selling, general and administrative expenses increased $8.4 million to $63.3 million, due primarily to increased operational infrastructure to support the company’s growth initiatives.
Research and development expense increased $9.6 million in the quarter, primarily due to spending related to Pharmaceuticals’ new product development activity.
Asset impairments and other operating (income) expense in 2006 includes a net curtailment gain of $7.5 million related to certain defined benefit pension plans, and $0.8 million of net settlement gains. 2005 includes severance charges related to company reorganization activities.
Interest income (expense), net was $5.2 million of income in 2006 versus expense of $10.7 million in 2005. The change is due to the repayment of debt in January 2006, and investment income earned on cash balances in 2006. At December 31, 2006, the company had cash and cash equivalents of $113 million.
Other income (expense), net was $0.2 million of expense in 2006 compared to income of $3.7 million in 2005. 2005 results included $3.6 million of foreign exchange gains.
The company’s effective tax rate for the fourth quarter and full year of 2006 was 35%.
2007 Outlook
The company is reaffirming its 2007 EPS outlook in the range of $1.25 to $1.45. The outlook, which excludes business development transactions, reflects the repurchase of 100% of the Class B shares (11.9 million shares) on December 28, 2006, and is based on the following assumptions:
•	Pharmaceuticals. Revenue growth in the range of 15% to 20%; an increase in research and development expense over 2006 levels by $25 to $30 million, principally for incremental spending related to the company’s abuse-deterrent pain product platform; and increases in selling, general and administrative expenses of $10 to $15 million over 2006 levels for programs and infrastructure needed to support the

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company’s growth initiatives. The company expects both research and development, and selling, general and administrative expenses to be higher in the first half versus the second half of 2007. In addition, the company does not anticipate any further significant reductions in wholesaler inventory levels in 2007.

•	API and AHD. Revenue growth of 6% to 8% versus 2006 levels and operating margins in API and AHD approximating 2006 levels of 28% and 20%, respectively.

•	Corporate and unallocated. Expenses will be approximately $12 million lower in 2007, principally as a result of certain 2006 expenses related to management retention and transition.
Presentation of Information in this Press Release
In an effort to provide investors with additional information regarding Alpharma’s results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. This information includes earnings before interest, tax, depreciation, and amortization (EBITDA), and free cash flow (FCF) representing operating cash flow, less capital expenditures, purchased intangibles and dividend payments. Within this press release, the company has disclosed the impact of certain charges and other items on the results of operations. The company discloses these items to assist the reader in understanding the impact of these items on the company’s financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.
Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2007 outlook assumes no material adverse event contemplated by the risk factors described in the Company’s SEC filings. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.
Alpharma press releases are also available at our website: http://www.alpharma.com.
Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded franchise in the chronic pain market with its morphine-based extended release KADIAN® product. In addition, Alpharma is among the world’s leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.
If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.
Alpharma management will hold a conference call to discuss fourth quarter 2007 results at 8:00 A.M Eastern Time on February 28, 2007. A presentation which management will refer to on the call is available at www.alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

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CONFERENCE CALL ACCESS

Domestic Dial In: International Dial In: Conference ID:	(800) 374-0147 (706) 634-5431 9049436
Investors can access the call in a “listen only” mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.
In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from February 28, 2007 at 12:00 PM Eastern Time until March 14, 2007 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:
REBROADCAST ACCESS

Domestic Dial In: International Dial In: Participant Code:	(800) 642-1687 (706) 645-9291 9049436
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ALPHARMA INC.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Total revenue	$170,307	$156,360	$653,828	$553,617
Cost of sales	75,158	60,995	271,988	217,363

Gross profit	95,149	95,365	381,840	336,254
Selling, general and administrative expenses	63,280	54,869	250,069	213,323
Research and development	17,036	7,389	44,430	26,936
Asset impairments and other operating (income) expense	(8,259)	1,184	(8,259)	1,184

Operating income	23,092	31,923	95,600	94,811
Interest income (expense), net	5,226	(10,668)	16,453	(47,750)
(Loss) on extinguishment of debt	—	(5,616)	(19,415)	(7,989)
Other income (expense), net	(216)	3,738	(129)	4,706

Income from continuing operations, before income taxes	28,102	19,377	92,509	43,778
Provision for income taxes	9,975	(42,770)	32,517	(18,398)

Income from continuing operations	18,127	62,147	59,992	62,176

Discontinued operations, net of taxes:
Income (loss) from discontinued operations	—	(10,326)	1,531	36,334
Gain (loss) from disposals	(2,323)	35,259	21,021	35,259

Income (loss) from discontinued operations	(2,323)	24,933	22,552	71,593

Net income	$15,804	$87,080	$82,554	$133,769

Average common shares outstanding:
Basic	53,635	52,837	53,769	52,526
Diluted	54,100	53,688	54,221	52,981

Earnings (loss) per common share:
Basic
Income from continuing operations	$0.34	$1.18	$1.12	$1.18
Income (loss) from discontinued operations	($0.04)	$0.47	$0.42	$1.37

Net Income	$0.30	$1.65	$1.54	$2.55

Diluted
Income from continuing operations	$0.34	$1.16	$1.11	$1.17
Income (loss) from discontinued operations	($0.05)	$0.46	$0.41	$1.35

Net Income	$0.29	$1.62	$1.52	$2.52

Dividends per common share	—	$0.045	$0.135	$0.180

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ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended December 31,	Revenues		Operating income (loss)
	2006	2005	2006	2005
Pharmaceuticals	$34.5	$32.8	$1.0	$12.2
Operating Margin			2.9%	37.2%
Active Pharmaceutical Ingredients	41.0	34.6	13.8	11.0
Operating Margin			33.7%	31.8%
Animal Health	94.7	91.2	20.3	21.1
Operating Margin			21.4%	23.1%
Unallocated and Eliminations	0.1	(2.2)	(12.0)	(12.4)

Total	$170.3	$156.4	$23.1	$31.9

Operating Margin			13.6%	20.4%
ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Twelve Months Ended December 31,	Revenues		Operating income (loss)
	2006	2005	2006	2005
Pharmaceuticals	$138.2	$101.6	$28.3	$23.6
Operating Margin			20.5%	23.2%
Active Pharmaceutical Ingredients	168.7	138.4	51.8	52.4
Operating Margin			30.7%	37.9%
Animal Health	346.9	325.1	71.5	66.3
Operating Margin			20.6%	20.4%
Unallocated and Eliminations	—	(11.5)	(56.0)	(47.5)

Total	$653.8	$553.6	$95.6	$94.8

Operating Margin			14.6%	17.1%
ALPHARMA INC.
Consolidated Condensed Balance Sheet
(In thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$113,163	$800,010
Other current assets	240,378	237,037
Non-current assets	573,698	586,336

Total assets	$927,239	$1,623,383

Current liabilities, excluding debt	$155,573	$248,588
Total debt	—	416,669
Deferred taxes and other non-current liabilities	47,667	40,048
Stockholders’ equity	723,999	918,078

Total liabilities and stockholders’ equity	$927,239	$1,623,383

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